THIRD SUPPLEMENTAL INDENTURE

       THIRD SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") dated and effective as of the Effective Time (as defined below), among American Financial Group, Inc., an Ohio corporation ("AFG"), AAG Holding Company, Inc., an Ohio corporation and indirect wholly-owned subsidiary of AFG ("AAG Holding"), and U.S. Bank National Association, (formerly known as Star Bank, N.A.) as trustee (the "Trustee"), with respect to the 6-7/8% Senior Notes due December 1, 2008, 7-1/2% Senior Note due November 5, 2033 and 7-1/4% Senior Notes due January 23, 2034 (the "Securities"). The "Effective Time" shall have the meaning set forth in the Agreement and Plan of Merger among AFG, Great American Financial Resources, Inc. and GAFRI Acquisition Corp. dated May 17, 2007.

RECITALS

       A.        AAG Holding and the Trustee are parties to an Indenture dated as of June 1, 1998 as supplemented by a First Supplemental Indenture dated November 5, 2003 and a Second Supplemental Indenture dated January 22, 2004 (the "Indenture") pursuant to which AAG Holding has issued $298,750,000 in aggregate principal amount of Securities.

       B.        On September 28, 2007, the shareholders of the parent of AAG Holding voted to approve a reorganization pursuant to which AAG Holding became an indirect wholly-owned subsidiary of AFG.

       C.        Section 9.1 of the Indenture sets forth the procedure under which AAG Holding may enter into supplemental indentures without the consent of Holders.

       D.        AAG Holding and AFG wish to enter into this Supplemental Indenture to provide that AFG unconditionally guarantee all covenants and obligations of AAG Holding under the Securities and the Indenture.

       E.        The Boards of Directors of AFG and AAG Holding have duly adopted resolutions authorizing the execution and delivery of this Supplemental Indenture.

       F.        The Trustee has authorized the execution and delivery of this Supplemental Indenture.

ARTICLE I

GUARANTEE BY AFG

Section 1.1.     Guarantee.     From and after the date hereof, AFG expressly covenants to unconditionally guarantee all payments due under and the other covenants and obligations of AAG Holding under the Securities and the Indenture ("Guaranteed Obligations."). Upon failure of AAG Holding to pay any of the Guaranteed Obligations when due after the giving by the Trustee of any notice and prior to the expiration of any applicable cure period in each case provided for the Indenture, AFG hereby further agrees promptly to pay the same after AFG's receipt of notice from the Trustee of AAG Holding's failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to AFG of the creation or incurrence of any of the Guaranteed Obligations. The Guarantee is an absolute guaranty of payment and performance of the Guaranteed Obligations and not a guaranty of collection, meaning that it is not necessary for the Trustee, in order to enforce payment by AFG, first or contemporaneously to accelerate payment of any of the Guaranteed Obligations, or to institute suit or exhaust any rights against AAG Holding.

Section 1.2.      Guarantee Absolute.      AFG guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Securities and the Indenture without set-off or counterclaim, and regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the holders of Securities with respect thereto. The liability of AFG under this Supplement Indenture shall be absolute and unconditional irrespective of:

1.2.1 Any lack of validity or enforceability of any provision of the Securities or the Indenture or any other agreement or instrument relating to the Securities or the Indenture, or avoidance or subordination of any of the Guaranteed Obligations; or

1.2.2 Any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guaranteed Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Securities or the Indenture.

Section 1.3.      Waiver.

1.3.1 AFG hereby (i) waives (A) promptness, diligence and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guaranteed Obligations or this Supplemental Indenture, (B) any requirement that the Trustee or holders of Securities take any action against AAG Holding, (C) the filing of any claim with a court in the event of receivership or bankruptcy of AAG Holding, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guaranteed Obligations, (E) the benefit of any statute of limitation, (F) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on AAG Holding as a condition precedent to AFG's obligations hereunder), or (G) all rights by which AFG might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against AAG Holding; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Supplemental Indenture will not be discharged except by complete payment and performance of the Guaranteed Obligations and any other obligations of AFG contained herein.

1.3.2 AFG agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Trustee or holders of Securities are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Guaranteed Obligations, to collect interest on the Guaranteed Obligations, or to enforce or exercise any other right or remedy with respect to the Guaranteed Obligations, AFG agrees to pay to the Trustee for the account of the holders of Securities, upon demand therefore, for application to the Guaranteed Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee of holders of Securities.

1.3.3 AFG consents and agrees that the Trustee or the holders of Securities shall be under no obligation to marshal any assets in favor of AFG or otherwise in connection with obtaining payment of any or all of the Guaranteed Obligations from the Trustee or the holders of Securities or any other source.

ARTICLE II

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

Section 2.1.      Company May Consolidate, Etc., Only on Certain Terms.      Section 8.1(1) of the Indenture is hereby deleted in its entirety and replaced with the following:

(1) either (i) the Company shall be the continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company as an entirety (x) shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; (y) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Debt Securities and the performance and observance of every covenant of this Indenture on the part of the Company to be performed or observed; and (z) shall have, or shall have its obligations under this Indenture guaranteed by an entity having, a credit rating, as determined by Standard & Poors Corporation, which is equal or superior to the then current credit rating of American Financial Group, Inc.

ARTICLE III

MISCELLANEOUS

Section 3.1.      Governing Law.      The internal laws of the State of New York shall govern and be used to construe this Supplemental Indenture, without regard to the conflicts of law rules thereof. AFG hereby subjects itself to the jurisdiction of and service of process in the State of New York in connection with the enforcement or performance of each and every provision of this Supplement Indenture.

Section 3.2.      Defined Terms.      Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.

Section 3.3.      Representations of AAG Holding.     This Supplemental Indenture is a legal, valid and binding obligation of AAG Holding in accordance with its terms. All conditions and requirements on the part of AAG Holding necessary to make this Supplemental Indenture binding upon AAG Holding have been performed and fulfilled.

Section 3.4.      Representation of AFG.      This Supplemental Indenture is a legal, valid and binding obligation of AFG in accordance with its terms. All conditions and requirements on the part of AFG necessary to make this Supplemental Indenture binding upon AFG have been performed and fulfilled. The Trust has consented to the adoption of this Supplemental Indenture.

Section 3.5.      Representation of the Trustee.      This Supplemental Indenture is a legal, valid and binding obligation of the Trustee in accordance with its terms. All conditions and requirements on the part of the Trustee necessary to make this Supplemental Indenture binding upon the Trustee have been performed and fulfilled.

Section 3.6.      Amendments, Etc.      No termination, amendment or waiver of any provision of this Supplemental Indenture nor consent to any departure by AFG herefrom shall in any event be effective unless the same shall be in writing, approved by the Trustee and holders of all of the outstanding Securities, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment, modification or termination of this Supplemental Indenture can only be effected provided such amendment, modification or termination does not adversely effect the interests of any of the holders of outstanding Securities.

Section 3.7.      Continuing Guarantee.     Article One of this Supplemental Indenture (a)(i) is a continuing guarantee and shall remain in full force and effect until the date that the Securities have been paid in full and (ii) binding upon AFG, its successors and assigns, and (b) inures to the benefit of and is enforceable by the Trustee and holders of Securities and their respective successors, transferees and assigns.

Section 3.8.      Reinstatement.     This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against AAG Holding for liquidation or reorganization, should AAG Holding become insolvent or make an assignment for the benefit or creditors or should a receiver or trustee be appointed for all or any significant part of AAG Holding's assets, and shall, to the fullest extent permitted by applicable law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guaranteed Obligations or such part thereof, whether as a "voidable preference," "fraudulent transfer," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 3.9.      Miscellaneous.      All references herein to AAG Holding or to AFG shall include their respective successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for either AAG Holding or AFG. All references to the singular shall be deemed to include the plural where the context so requires.

Section 3.10.      Subrogation.     Until the Guaranteed Obligations are paid in full, AFG hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against AAG Holding that arise from the existence, payment, performance or enforcement of AFG's obligations under this Supplemental Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any holder of Securities against AAG Holding, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from AAG Holding, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to AFG in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full, such amount shall be deemed to have been paid to AFG for the benefit of, and held in trust for the benefit of, the holders of Securities, and shall forthwith be paid to the Trustee to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Indenture. AFG acknowledges that it will receive direct and indirect benefits from entering into this Supplemental Indenture and that the waiver set forth in this Section 3.10 is knowingly made in contemplation of such benefits.

Section 3.11.      Pari Passu with Senior Indebtedness.      AFG hereby agrees and affirms that its obligation to guarantee the Guaranteed Obligations set forth in Article One of this Supplemental Indenture ranks pari passu with its obligations under the indentures, as they have or may be supplemented from time to time, pursuant to which the following AFG debt securities were issued: 7-1/8 Senior Debentures due December 15, 2007, 7-1/8% Senior Debentures due April 15, 2009, 7-1/8% Senior Debentures due February 3, 2034, Senior Convertible Notes due 2033 and Credit Agreement dated as of March 29, 2006, among AFG, AAG Holding and Bank of America, N.A., as Administrative Agent.

Section 3.12. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Supplemental Indenture.

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       IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized as of the day and year first above written.

AMERICAN FINANCIAL GROUP, INC.

By: s/ James C. Kennedy
James C. Kennedy, Vice President
Attest:

s/ Karl J. Grafe
Karl J. Grafe, Assistant Secretary

AAG HOLDING COMPANY, INC.

By: s/ Mark F. Muething
Mark F. Muething, Senior Vice President
Attest:	General Counsel and Secretary

s/ Christopher P. Miliano
Christopher P. Miliano, Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By: s/ Robert T. Jones
Robert T. Jones, Vice President
Attest:

s/ Kim K. Dirks
Kim K. Dirks